EXHIBIT 99.1
PRESS RELEASE

CABOT MICROELECTRONICS CORPORATION REPORTS RECORD REVENUE, RECORD NET INCOME, AND RECORD EPS FOR SECOND QUARTER OF FISCAL 2018
•	Record Revenue of $143.0 Million, $23.8 Million or 20.0% Higher Than Last Year

•	Gross Profit Margin of 52.5%; Non-GAAP Gross Profit Margin of 53.4%; Annual Gross Profit Margin Guidance Range Raised

•	Record Net Income of $29.7 Million, $11.5 Million or 62.7% Higher Than Last Year; Non-GAAP Net Income of $31.3 Million

•	Record Earnings Per Share of $1.14; $0.43 or 60.6% Higher Than Last Year; Non-GAAP Earnings Per Share of $1.19

AURORA, IL, April 26, 2018 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2018, which ended March 31, 2018.

Key Quarter Highlights
During the second fiscal quarter, the company delivered total revenue of $143.0 million, which is 20.0% higher than in the same quarter last year and is a record level for the company. Second quarter revenue was driven by growth across all product areas compared to last year, primarily in tungsten slurries, dielectrics slurries, and CMP pads. Net income for the quarter was a record $29.7 million, which is $11.5 million, or 62.7%, higher than the same quarter last year.  Diluted earnings per share (EPS) was a record $1.14, which is $0.43, or 60.6%, higher than in the same quarter last year.  Cash flow from operations was $36.5 million. As of March 31, 2018, the company had $461.4 million of cash and $137.5 million of debt on its balance sheet. In April, the company paid off its remaining outstanding Term Loan.

"Our second quarter results represent continued strong financial performance with record revenue for the fourth consecutive quarter, as well as record net income and EPS for our company" said David Li, President and CEO of Cabot Microelectronics.  "These results were supported by strong semiconductor industry demand, primarily in memory, as well as our sustained focus on executing our strategic initiatives. Looking ahead, we believe we remain well-positioned for continued profitable growth, benefiting from the ongoing ramp of 3D NAND and FinFET technologies, and our ability to deliver innovative, high-quality CMP solutions to our customers worldwide."

Key Financial Information – Second Fiscal Quarter
Revenue was $143.0 million, which is $23.8 million, or 20.0%, higher compared to the same quarter last year. The company achieved record quarterly revenue in dielectrics slurries and pads, which grew 24.0% and 22.6% year-over-year, respectively.  Revenue from tungsten slurries grew 16.6% year-over-year.

Gross profit margin for the quarter was 52.5%, compared to 50.4% reported in the same quarter a year ago. Gross profit margin this quarter included $1.3 million of NexPlanar amortization expense. Excluding this, non-GAAP gross profit margin was 53.4%. Gross profit margin this quarter benefited from higher sales volume and a high-value product mix, partially offset by higher fixed manufacturing costs, including higher incentive compensation expense.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $38.0 million in the second fiscal quarter. Operating expenses were $1.9 million higher than the same quarter a year ago, primarily due to higher incentive compensation and annual merit increases.

Net income for the quarter was $29.7 million, which is $11.5 million, or 62.7%, higher than in the same quarter last year. Net income increased primarily due to higher revenue and a higher gross profit margin, partially offset by higher operating expenses. Non-GAAP net income was $31.3 million, which is $11.9 million, or 61.6%, higher than the prior year.

Diluted EPS was $1.14 this quarter, which is $0.43, or 60.6%, higher than in the second quarter of fiscal 2017. On a non-GAAP basis, diluted EPS was $1.19, which is $0.43, or 56.6%, higher than last year.

Key Financial Information – Year to Date
•	Revenue for the first half of the fiscal year was $283.0 million, which is $40.5 million, or 16.7%, higher than last year.

•	Gross profit margin was 52.7% of revenue, compared to 50.1% last year. Non-GAAP gross profit margin for the first half of the fiscal year, excluding the NexPlanar amortization expense, was 53.6%.

•	Total operating expenses were $74.9 million, which is $5.4 million higher than the prior year. Operating expenses include approximately $0.9 million of the referenced amortization expense.

•
Net income was $26.7 million, which is $13.9 million, or 34.2%, lower than the same period last year.  Net income includes the one-time impact of the enactment of the U.S. Tax Cuts and Jobs Act ("tax reform"), and the referenced amortization expense.  Non-GAAP net income was $62.3 million, which is $19.7 million, or 46.1%, higher than the same period last year.

•
Diluted EPS was $1.02, which is $0.58, or 36.3%, lower than the same period last year, and includes the impact of tax reform.  Year to date, non-GAAP diluted EPS was $2.39, which is $0.71, or 42.3%, higher than last year.

Guidance Update and Capital Deployment Details
The company now expects its GAAP gross profit margin for the full fiscal year to be between 51% and 53%, an increase from the company's prior full year guidance range of 50% to 52%. This includes approximately 100 basis points of NexPlanar amortization expense.

The company now expects GAAP operating expenses for the full fiscal year to be between $148 million and $153 million, an increase from the company's prior full year guidance range of $145 to $150 million. This includes approximately $1.9 million of NexPlanar amortization expense.

As announced in March 2018, the company's Board of Directors declared a quarterly cash dividend of $0.40 per share on the company's common stock, representing an increase of 100% over the previous quarterly cash dividend. The dividend will be payable on or about April 30, 2018 to shareholders of record at the close of business on March 23, 2018. The $0.40 dividend would represent an annualized rate of $1.60 per share, or approximately $40 million in aggregate, and equivalent to approximately 33% of the company's 2017 fiscal year free cash flow1.
1 Free cash flow is operating cash flow less capital expenditures.

RELATED SLIDES
Slides related to this press release are available at www.cabotcmp.com under the Investor Relations center as of approximately the same time that this press release is issued.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. may dial (973) 638-3236. The conference code for the call is 3685768. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share excluding the one-time effects of the enactment of the Tax Cuts and Jobs Act in December 2017 in the United States ("tax reform"), and amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the one-time impact of tax reform and NexPlanar amortization expenses are not indicative of its core operating results, and thus presents these certain metrics excluding these effects. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pads supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,150 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Colleen Mumford, Director of Investor Relations, at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events, including related to the enactment of trade sanctions, tariffs, or other similar matters; regulatory or legislative activity, including the enactment of the Tax Cuts and Jobs Act ("tax reform") in December 2017 in the United States; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property or third party intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason by the company, based on a variety of factors; financing facilities and related debt, pay off or payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate, including the effects of tax reform in the U.S.; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2017 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2017, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017	March 31, 2018	March 31, 2017

Revenue	$142,978	$139,979	$119,184	$282,957	$242,438

Cost of goods sold	67,933	65,965	59,153	133,898	120,902

Gross profit	75,045	74,014	60,031	149,059	121,536

Operating expenses:

Research, development & technical	13,368	12,151	14,090	25,519	27,486

Selling & marketing	6,790	5,836	7,268	12,626	14,820

General & administrative	17,799	18,915	14,699	36,714	27,195

Total operating expenses	37,957	36,902	36,057	74,859	69,501

Operating income	37,088	37,112	23,974	74,200	52,035

Interest expense	1,158	1,132	1,135	2,290	2,285

Other income, net	1,062	672	234	1,734	1,230

Income before income taxes	36,992	36,652	23,073	73,644	50,980

Provision for income taxes	7,255	39,735	4,793	46,990	10,469

Net income (loss)	$29,737	$(3,083)	$18,280	$26,654	$40,511

Income (loss) available to common shareholders	$29,707	$(3,072)	$18,232	$26,621	$40,365

Basic earnings (loss) per share	$1.16	$(0.12)	$0.73	$1.05	$1.63

Weighted average basic shares outstanding	25,593	25,326	25,031	25,474	24,798

Diluted earnings (loss) per share	$1.14	$(0.12)	$0.71	$1.02	$1.60

Weighted average diluted shares outstanding	26,161	25,326	25,526	26,076	25,304

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31, 2018	September 30, 2017
ASSETS:

Current assets:
Cash and cash equivalents	$461,434	$397,890
Accounts receivable, net	70,086	64,793
Inventories, net	76,813	71,873
Other current assets	22,853	16,426
Total current assets	631,186	550,982

Property, plant and equipment, net	109,292	106,361
Other long-term assets	158,495	176,757
Total assets	$898,973	$834,100

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$18,216	$17,624
Current portion of long-term debt	13,125	10,938
Accrued expenses, income taxes payable and other current liabilities	62,492	62,651
Total current liabilities	93,833	91,213

Long-term debt, net of current portion	124,373	132,997
Other long-term liabilities	45,256	14,853
Total liabilities	263,462	239,063

Stockholders' equity	635,511	595,037
Total liabilities and stockholders' equity	$898,973	$834,100

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot Microelectronics Corporation press release dated April 26, 2018.

	Three Months Ended March 31, 2018			Six Months Ended March 31, 2018

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$75,045	$1,309	$76,354	$149,059	$2,545	$151,604
Gross profit as a percentage of revenue (1)	52.5%		53.4%	52.7%		53.6%

Operating Income	37,088	1,777	38,865	74,200	3,480	77,680
Operating Income as a percentage of revenue (2)	25.9%		27.2%	26.2%		27.5%

Net income (3)	$29,737	$1,529	$31,266	$26,654	$35,672	$62,326

Diluted earnings per share (4)	$1.14	$0.05	$1.19	$1.02	$1.37	$2.39

(1)	Non-GAAP gross profit as a percentage of revenue for the three months ended March 31, 2018 excludes $1,309 of NexPlanar amortization expense.
Non-GAAP gross profit as a percentage of revenue for the six months ended March 31, 2018 excludes $2,545 of NexPlanar amortization expense.

(2)	Non-GAAP operating income for the three months ended March 31, 2018 excludes the item mentioned above in (1) plus $468 of NexPlanar amortization expense recorded in operating expenses.
Non-GAAP operating income for the six months ended March 31, 2018 excludes the item mentioned above in (1) plus $935 of NexPlanar amortization expense recorded in operating expenses.

(3)
Non-GAAP net income for the three months ended March 31, 2018 excludes the items mentioned above in (1) and (2) plus $212 for a change in estimated withholding taxes and re-measurement of U.S. deferred tax assets and liabilities recorded in the first quarter of fiscal 2018 related to U.S. Tax Cuts and Jobs Act (Tax Act) enacted on December 22, 2017. These adjustments are partially offset by a $460 increase in the provision for income taxes related to excluding NexPlanar amortization.

Non-GAAP net income for the six months ended March 31, 2018 excludes the items mentioned above in (1) and (2) plus $33,092 of one-time tax expense due to Tax Act. These adjustments are partially offset by a $900 increase in the provision for income taxes related to excluding NexPlanar amortization.

(4)
Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income. The one-time impact of the Tax Act reduced diluted earnings per share by $0.01 and $1.27 for the three and six months ended March 31, 2018, respectively.